Exhibit 3.7
396-896-1 Contact Information Kansas Secretary of State Roll Thorughburgh Memorial Hall, 1st Floor 120 S.W. 10th Avenue Topics K.S. 66612-1594 (795)296-4564 kssos@kssos.org www.kssos.org KANSAS SECRETARY OF STATE For Profit Articles of Incorporation CF All Information must be completed 1. Name of the corporation: ROADHOUSE OF KANSAS, INC, 2. Address of regulated office in Kansas: Address 515 South Kansas Avenue Street Address City State Zip Name of resident against at above address: The Corporation Company Inc,. 3. Nature of corporation’s business of purpose: Any and all business purpose: 4. Total number of shares that the corporation is authorized to issue: 1000 shares of common stock class par value of $0.00 dollar each shares of common stock class par value of dollar each shares of stock class Without nominal or par value shares of stock class par value dollar each State any designations, powers, rights, or restriction applicable to any class of stock or any special grant of authority to be given to the board of directors: 5. Name and mailing address of incorporator(s): Name Street address City State Zip Lucy Danisale

6. Name and mailing address of each person who is to serve as a director: Name Street Address City State Zip 3011 7. Is the corporation ? Yes No